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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                    AMENDMENT NO. 5

                                         TO
                                    SCHEDULE 13E-3
                           RULE 13-3 TRANSACTION STATEMENT
        (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                 INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                                   (NAME OF ISSUER)

                INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                        FIRST COMMAND FINANCIAL CORPORATION
                                 LAMAR C. SMITH
                                 JAMES N. LANIER
                                 HOWARD M. CRUMP
                                  HAL N. CRAIG
                               DONALDSON D. FRIZZELL
                                  JERRY D. GRAY
                                 DAVID P. THORESON
                                CARROLL H. PAYNE II
                                 NAOMI K. PAYNE
                                 FREDA J. PAYNE

                         (NAME OF PERSON(S) FILING STATEMENT)

                   CLASS B NONVOTING COMMON STOCK, $0.02 PAR VALUE
                            (TITLE OF CLASS OF SECURITIES)

                                    NOT APPLICABLE
                        (CUSIP NUMBER OF CLASS OF SECURITIES)

                                    LAMAR C. SMITH
                                CHAIRMAN OF THE BOARD
                 INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                               4100 SOUTH HULEN STREET
                               FORT WORTH, TEXAS 76109
                                    (817) 731-8621

                                   WITH A COPY TO:

       ROBERT F. WATSON                          BRIAN D. BARNARD
       CORPORATE COUNSEL                       HAYNES AND BOONE, LLP
  INDEPENDENT RESEARCH AGENCY                     201 Main Street
   FOR LIFE INSURANCE, INC.                         Suite 2200
    4100 South Hulen Street                   Fort Worth, Texas 76102
    Fort Worth, Texas 76109                       (817) 347-6600
        (817) 731-8621

             (NAME, ADDRESSES AND TELEPHONE NUMBERS OF PERSONS AUTHORIZED
 TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF PERSON(s) FILING STATEMENT)

       This statement is filed in connection with (check the appropriate box):

a. /X/ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b. / / The filing of a registration statement under the Securities Act of 1933.
c.   / /  A tender offer.
d.   / /  None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: /X/

                              CALCULATION OF FILING FEE

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     TRANSACTION VALUATION             AMOUNT OF FILING FEE
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
       $26,756,929.92 (1)                 $5,351.38 (1)
--------------------------------------------------------------------------------
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
(1) The filing fee is calculated pursuant to Section 13(e)(3) of the Securities Exchange Act of 1934.
/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $5,351.38.
Form or Registration No.: Schedule 14A.
Filing Party: Independent Research Agency for Life Insurance, Inc. Date Filed: July 6, 1998.
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

                                     INTRODUCTION


     This Amendment No. 5 to the Rule 13e-3 Transaction Statement on
Schedule 13E-3 is being filed by Independent Research Agency for Life Insurance, Inc., a Texas corporation (the "Company"), First Command Financial Corporation, a Texas corporation ("First Command"), Lamar C. Smith, James N. Lanier, Howard M. Crump, Hal N. Craig, Donaldson D. Frizzell, Jerry D. Gray, David P. Thoreson, Carroll H. Payne II, Naomi K. Payne and Freda J. Payne (such individuals collectively referred to as the "Management Group") in connection with the proposed merger (the "Merger") of the Company with and into First Command pursuant to an Agreement and Plan of Merger, dated as of July 1, 1998, as amended and restated on October 30, 1998 (as amended and restated, the "Merger Agreement"), by and between the Company and First Command.






     This Amendment No. 5 to the Schedule 13E-3 is being filed with the Securities and Exchange Commission concurrently with a supplement to the Definitive Proxy Statement relating to the solicitation of proxies for the Special Meeting of Shareholders of IRA (the "Proxy Statement Supplement"). A copy of the Proxy Statement Supplement is attached hereto as Exhibit (d)(2).

ITEM 11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.


     Item 11 is amended as follows:

     The information set forth in the Proxy Statement Supplement is hereby incorporated herein by reference.

ITEM 17.        MATERIAL TO BE FILED AS EXHIBITS.

     (a)(1) Commitment Letter of Norwest Bank Texas N.A. filed as Exhibit 99(a) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.

     (a)(2) Loan Agreement, dated September 30, 1998, between Norwest Bank Texas, N.A. and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99(a)(2) to Amendment No. 3 to the Schedule 13E-3 filed on October 13, 1998, and incorporated by reference herein.

     (a)(3) Promissory Note, effective September 30, 1998, by Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99(a)(3) to Amendment No. 3 to the Schedule 13E-3 filed on October 13, 1998, and incorporated by reference herein.

     (a)(4) Pledge Agreement, dated September 30, 1998, between Independent Research Agency for Life Insurance, Inc. and Norwest Bank Texas, N.A. filed as Exhibit 99(a)(4) to Amendment No. 3 to the Schedule 13E-3 filed on October 13, 1998, and incorporated by reference herein.

     (a)(5) Pledge Agreement, dated September 30, 1998, between United Services Planning Association and Norwest Bank Texas, N.A. filed as Exhibit 99(a)(5) to Amendment No. 3 to the Schedule 13E-3 filed on
October 13, 1998, and incorporated by reference herein.


     (b)(1) Opinion of PricewaterhouseCoopers LLP (the "IRA Financial Advisor"), financial advisor to the Special Committee of the Board of Directors of IRA included as Annex B in the Proxy Statement is hereby incorporated by reference.

     (b)(2) Discussion materials prepared by the IRA Financial Advisor for the Board of Directors of IRA filed as Exhibit 99(b)(2) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.

     (b)(3) Tax Opinion of Ernst & Young LLP included as Annex F to the Proxy Statement is hereby incorporated by reference.

     (b)(4) Report prepared by Ernst & Young LLP for the Company filed as Exhibit 99(b)(4) to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.


     (b)(5) Special Committee Package prepared by the IRA Financial Advisor for the Special Committee filed as Exhibit 99(b)(5) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(6) Mission Accomplishment Plan Summary; Form of Mission Accomplishment Plan Agreement for a Select Group of Agents; Form of Mission Accomplishment Plan Agreement for a Select Group of Management; Form of Mission Accomplishment Plan for a Select Group of Highly Compensated Employees; USPA&IRA Mission Accomplishment Plans Board Grant Declaration and Administrative Policies; Mission Accomplishment Plan for a Select Group of Management; USPA&IRA Mission Accomplishment Plans Board Grant Declaration and Administrative Policies; Mission Accomplishment Plan for Agents; Mission Accomplishment Plan for a Select Group of Key Employees; and Mission Accomplishment Plan for a Select Group of Highly Compensated Employees, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(6) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(7) List of Class A Shareholders and Class B Shareholders, as of March 31, 1998, provided by the Company to the Financial Advisor filed as
Exhibit 99(b)(7) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(8) Charts of Proposed Plan of Merger, the Current Structure and Structure after the Merger, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(8) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(9) List of Regional Agents and District Agents, as of August 1, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(9) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(10) Home Office Organization Charts, as of March 5, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(10) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(11) Treasury Transactions from September 30, 1998, through July 31, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(11) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(12) Plaintiff's Amended Motion for Summary Judgment, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, filed May 3, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(12) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(13) Brief in Support of Amended Motion for Summary Judgment, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, filed May 3, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(13) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(14) Affidavit of Sam F. Rhodes, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, dated February 18, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(14) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(15) Corrected Brief for Appellee, INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, filed October 9, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(15) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(16) Form of Registered Representative/Agent Agreement, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(16) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(17) General Agent Agreement, between All American Life and Casualty Company and Independent Research Agency for Life Insurance, dated January 1, 1979, provided by the Company to the Financial Advisor filed as
Exhibit 99(b)(17) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(18) General Agency Contract, between Liberty National Life Insurance Company and Independent Research Agency for Life Insurance, Inc., effective October 1, 1981, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(18) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(19) General Agency Contract, between Global Life Insurance Company and Independent Research Agency for Life Insurance, Inc., dated February 7, 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(19) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(20) Managing General Agent's Contract, between Monumental Life Insurance Company and Independent Research Agency for Life Insurance, dated April 11, 1979, provided by the Company to the Financial Advisor filed as
Exhibit 99(b)(20) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(21) General Agent's Agreement, between North American Company for Life and Health Insurance and Independent Research Agency, dated January 1, 1971, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(21) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(22) General Agent's Agreement, between The Old Line Life Insurance Company of America and Carroll H. Payne, dated July 31, 1972, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(22) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(23) Prospective Operating Information, Summary of Cash Flow Analysis and Balance Sheet Data from 1998 through 2009, and Summary of Shareholder Cash Flows, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(23) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(24)   Dealer Agreement concerning Fidelity Systematic Investment
Plans: Destiny Plans I and Destiny Plans II, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(24) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(25) Dealer's Agreement, between A I M Distributors, Inc. and United Services Planning Association, Inc., dated October 15, 1982, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(25) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(26) Dealer's Sales Agreement, between The Pioneer Group, Inc. and United Services Planning Association, Inc., dated August 1, 1979, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(26) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(27) List of Directors and Officers of Independent Research Agency for Life Insurance, Inc., as of May 8, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(27) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(28) Biographical Information of Members of the Board of Independent Research Agency for Life Insurance, Inc., provided by the Company to the Financial Advisor filed as Exhibit 99(b)(28) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(29) USPA&IRA Mission Statement, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(29) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(30) History of USPA&IRA, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(30) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(31) Top Agent Producers in 1997 and 1996, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(31) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(32) List of Property of Independent Research Agency for Life Insurance, Inc., provided by the Company to the Financial Advisor filed as
Exhibit 99(b)(32) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(33) Independent Research Agency for Life Insurance, Inc. Schedule of Discretionary or Nonrecurring Items Included in the State of Operations, for the Five Years Ended September 30, 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(33) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(34) Form of Class B Stock Agreement, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(34) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(35) Payne Family Stock Agreement, between Independent Research Agency for Life Insurance, Inc., Carroll H. Payne, Freda J. Payne, Debra S. Payne, Carroll H. Payne II and Naomi K. Payne, dated March 22, 1983, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(35) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(36) Class A Stock Agreement, between Independent Research Agency for Life Insurance, Inc. and Margaret L. Galda, dated December 5, 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(36) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(37) Articles of Incorporation of Independent Research Agency for Life Insurance, Inc., as amended, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(37) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(38) Bylaws of Independent Research Agency for Life Insurance, Inc., as amended December 5, 1996, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(38) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(39) Internal Financial Information of USPA&IRA, from 1992 through 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(39) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(40) Independent Research Agency for Life Insurance, Inc. Class B Stock Appreciation Schedule, from Fiscal Year 1990 Through Fiscal Year 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(40) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (b)(41) Market and Industry Data, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(41) to Amendment No. 2 to the
Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


     (c)(1) Agreement and Plan of Merger, dated as of July 1, 1998, as amended and restated as of October 30, 1998, between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation, included as Annex A in the Proxy Statement is hereby incorporated by reference.

     (c)(2) Form of Shareholders' Agreement to be entered into among Surviving Corporation Shareholders and Surviving Corporation filed as Exhibit 99(c)(2) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.

     (c)(3) Form of Articles of Incorporation of the Surviving Corporation, as proposed to be amended, included as Annex E to the Proxy Statement is hereby incorporated by reference.

     (c)(4) Form of Bylaws of the Surviving Corporation, as proposed to be amended, included as Annex E to the Proxy Statement is hereby incorporated by reference.


     (c)(5) Compromise Settlement Agreement and Mutual Release, dated November 16, 1998, by and among Independent Research Agency for Life Insurance, Inc., Carroll H. Payne II, Freda J. Payne, Naomi K. Payne and Debra S. Payne.



     (c)(6) Deferred Payment Agreement, dated November 16, 1998, by and among Independent Research Agency for Life Insurance, Inc., First Command Financial Corporation and Debra S. Payne.



     (d)(1) Definitive copy of Letter to Shareholders, Notice of Special Meeting of Shareholders, Proxy Statement, Form of Proxy and Form of Election, dated October 30, 1998, for the Special Meeting of Shareholders to be held on November 23, 1998 filed as Exhibit 99(d) to Amendment No. 4 to the
Schedule 13E-3 filed on October 30, 1998, and incorporated by reference herein.



     (d)(2)     Supplement to Definitive Proxy Statement, dated November 17,
1998.


     (e) Articles 5.11 through 5.13 from the Texas Business Corporation Act Relating to Rights of Dissenting Shareholders included as Annex C in the Proxy Statement is hereby incorporated by reference.

     (f)        None.

     99.1 Ground Lease, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.1 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.2 Memorandum of Ground Lease, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First
Command Financial Corporation filed as Exhibit 99.2 to Amendment No. 1 to the
Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.3       Lease Agreement, dated June 1, 1998, by and between
Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.3 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.4 Management Agreement, dated June 1, 1998 by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.4 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.5 Administration Agreement, dated June 1, 1998 by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.5 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.6 Line of Credit Agreement, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.6 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.7 Promissory Note, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.7 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.8 Deed of Trust, Security Agreement and Assignment of Rents and Leases, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as
Exhibit 99.8 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

     99.9 Uniform Commercial Code - Financing Statement, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.9 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

                                      SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 17, 1998       INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE,
                              INC.


                              By:    /s/ Lamar C. Smith
                                   --------------------------------------------
                              Name:  Lamar C. Smith
                                   --------------------------------------------
                              Title: Chairman of the Board/C.E.O.
                                   --------------------------------------------





                              FIRST COMMAND FINANCIAL CORPORATION


                              By:    /s/ James N. Lanier
                                   --------------------------------------------
                              Name:  James N. Lanier
                                   --------------------------------------------
                              Title: President
                                   --------------------------------------------







                                    /s/ Lamar C. Smith
                                   --------------------------------------------
                                        Lamar C. Smith

                                    /s/ James N. Lanier
                                   --------------------------------------------
                                        James N. Lanier

                                   /s/  Howard M. Crump
                                   --------------------------------------------
                                        Howard M. Crump

                                   /s/  Hal N. Craig
                                   --------------------------------------------
                                        Hal N. Craig

                                   /s/  Donaldson D. Frizzell
                                   --------------------------------------------
                                        Donaldson D. Frizzell

                                   /s/  Jerry D. Gray
                                   --------------------------------------------
                                        Jerry D. Gray

                                   /s/  David P. Thoreson
                                   --------------------------------------------
                                        David P. Thoreson

                                   /s/  Carroll H. Payne II
                                   --------------------------------------------
                                        Carroll H. Payne II

                                   /s/  Naomi K. Payne
                                   --------------------------------------------
                                        Naomi K. Payne

                                   /s/  Freda J. Payne
                                   --------------------------------------------
                                        Freda J. Payne

                                    EXHIBIT INDEX

EXHIBIT
NUMBER          EXHIBIT NAME
-------         ------------


99(a)(1) Commitment Letter of Norwest Bank Texas N.A. filed as Exhibit 99(a) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.

99(a)(2) Loan Agreement, dated September 30, 1998, between Norwest Bank Texas, N.A. and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99(a)(2) to Amendment No. 3 to the Schedule 13E-3 filed on October 13, 1998, and incorporated by reference herein.

99(a)(3) Promissory Note, effective September 30, 1998, by Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99(a)(3) to Amendment No. 3 to the Schedule 13E-3 filed on October 13, 1998, and incorporated by reference herein.

99(a)(4) Pledge Agreement, dated September 30, 1998, between Independent Research Agency for Life Insurance, Inc. and Norwest Bank Texas, N.A. filed as Exhibit 99(a)(4) to Amendment No. 3 to the Schedule 13E-3 filed on
                October 13, 1998, and incorporated by reference herein.

99(a)(5) Pledge Agreement, dated September 30, 1998, between United Services Planning Association and Norwest Bank Texas, N.A. filed as Exhibit 99(a)(5) to Amendment No. 3 to the Schedule 13E-3 filed on October 13, 1998, and incorporated by reference herein.

99(b)(1) Opinion of the IRA Financial Advisor, included as Annex B in the Proxy Statement is hereby incorporated by reference.

99(b)(2) Discussion materials prepared by the IRA Financial Advisor for the Board of Directors of IRA filed as Exhibit 99(b)(2) to the Schedule 13E-3 filed on July 6, 1998 and incorporated by reference herein.

99(b)(3) Tax Opinion of Ernst & Young LLP included as Annex F to the Proxy Statement is hereby incorporated by reference.

99(b)(4)        Report prepared by Ernst & Young LLP for the Company filed as
                Exhibit 99(b)(4) to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.


99(b)(5) Special Committee Package prepared by the IRA Financial Advisor for the Special Committee filed as Exhibit 99(b)(5) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.

99(b)(6) Mission Accomplishment Plan Summary; Form of Mission Accomplishment Plan Agreement for a Select Group of Agents; Form of Mission Accomplishment Plan Agreement for a Select Group of Management; Form of Mission Accomplishment Plan for a Select Group of Highly Compensated Employees; USPA&IRA Mission Accomplishment Plans Board Grant Declaration and Administrative Policies; Mission Accomplishment Plan for a Select Group of Management; USPA&IRA Mission Accomplishment Plans Board Grant Declaration and Administrative Policies; Mission Accomplishment Plan for Agents; Mission Accomplishment Plan for a Select Group of Key Employees; and Mission Accomplishment Plan for a Select Group of Highly Compensated Employees, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(6) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(7) List of Class A Shareholders and Class B Shareholders, as of March 31, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(7) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(8) Charts of Proposed Plan of Merger, the Current Structure and Structure after the Merger, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(8) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(9) List of Regional Agents and District Agents, as of August 1, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(9) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(10)       Home Office Organization Charts, as of March 5, 1998, provided by the Company to the Financial Advisor filed as Exhibit
                99(b)(10) to Amendment No. 2 to the Schedule 13E-3 filed on
                September 8, 1998, and incorporated by reference herein.



99(b)(11)       Treasury Transactions from September 30, 1998, through July
                31, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(11) to Amendment No. 2 to the Schedule
                13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(12)       Plaintiff's Amended Motion for Summary Judgment, INDEPENDENT
                RESEARCH AGENCY FOR LIFE INSURANCE, INC. V. HUGENBERG, filed
                May 3, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(12) to Amendment No. 2 to the Schedule
                13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(13)       Brief in Support of Amended Motion for Summary Judgment,
                INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. V.
                HUGENBERG, filed May 3, 1991, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(13) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(14)       Affidavit of Sam F. Rhodes, INDEPENDENT RESEARCH AGENCY FOR
                LIFE INSURANCE, INC. V. HUGENBERG, dated February 18, 1991, provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(14) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(15)       Corrected Brief for Appellee, INDEPENDENT RESEARCH AGENCY FOR
                LIFE INSURANCE, INC. V. HUGENBERG, filed October 9, 1991, provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(15) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(16)       Form of Registered Representative/Agent Agreement, provided by the Company to the Financial Advisor filed as Exhibit
                99(b)(16) to Amendment No. 2 to the Schedule 13E-3 filed on
                September 8, 1998, and incorporated by reference herein.



99(b)(17)       General Agent Agreement, between All American Life and
                Casualty Company and Independent Research Agency for Life
                Insurance, dated January 1, 1979, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(17) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(18)       General Agency Contract, between Liberty National Life
                Insurance Company and  Independent Research Agency for Life
                Insurance, Inc., effective October 1, 1981, provided by the
                Company to the Financial Advisor filed as Exhibit 99(b)(18) to Amendment No. 2 to the Schedule 13E-3 filed on September
                8, 1998, and incorporated by reference herein.



99(b)(19)       General Agency Contract, between Global Life Insurance Company and Independent Research Agency for Life Insurance, Inc., dated February 7, 1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(19) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(20)       Managing General Agent's Contract, between Monumental Life
                Insurance Company and Independent Research Agency for Life
                Insurance, dated April 11, 1979, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(20) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(21)       General Agent's Agreement, between North American Company for
                Life and Health Insurance and Independent Research Agency, dated January 1, 1971, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(21) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(22)       General Agent's Agreement, between The Old Line Life Insurance
                Company of America and Carroll H. Payne, dated July 31, 1972, provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(22) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(23)       Prospective Operating Information, Summary of Cash Flow
                Analysis and Balance Sheet Data from 1998 through 2009, and
                Summary of Shareholder Cash Flows, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(23) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(24)       Dealer Agreement concerning Fidelity Systematic Investment
                Plans: Destiny Plans I and Destiny Plans II, provided by the
                Company to the Financial Advisor filed as Exhibit 99(b)(24) to Amendment No. 2 to the Schedule 13E-3 filed on September
                8, 1998, and incorporated by reference herein.



99(b)(25)       Dealer's Agreement, between A I M Distributors, Inc. and
                United Services Planning Association, Inc., dated October 15,
                1982, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(25) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(26)       Dealer's Sales Agreement, between The Pioneer Group, Inc. and
                United Services Planning Association, Inc., dated August 1,
                1979, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(26) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(27)       List of Directors and Officers of Independent Research Agency
                for Life Insurance, Inc., as of May 8, 1998, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(27) to Amendment No. 2 to the Schedule 13E-3 filed on September
                8, 1998, and incorporated by reference herein.



99(b)(28)       Biographical Information of Members of the Board of
                Independent Research Agency for Life Insurance, Inc., provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(28) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(29)       USPA&IRA Mission Statement, provided by the Company to the
                Financial Advisor filed as Exhibit 99(b)(29) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(30)       History of USPA&IRA, provided by the Company to the Financial
                Advisor filed as Exhibit 99(b)(30) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(31)       Top Agent Producers in 1997 and 1996, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(31) to Amendment No. 2 to the Schedule 13E-3 filed on September 8,
                1998, and incorporated by reference herein.



99(b)(32)       List of Property of Independent Research Agency for Life
                Insurance, Inc., provided by the Company to the Financial
                Advisor filed as Exhibit 99(b)(32) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(33)       Independent Research Agency for Life Insurance, Inc. Schedule
                of Discretionary or Nonrecurring Items Included in the State of Operations, for the Five Years Ended September 30, 1997, provided by the Company to the Financial Advisor filed as
                Exhibit 99(b)(33) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(34)       Form of Class B Stock Agreement, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(34) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(35)       Payne Family Stock Agreement, between Independent Research
                Agency for Life Insurance, Inc., Carroll H. Payne, Freda J.
                Payne, Debra S. Payne, Carroll H. Payne II and Naomi K.
                Payne, dated March 22, 1983, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(35) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(36)       Class A Stock Agreement, between Independent Research Agency for Life Insurance, Inc. and Margaret L. Galda, dated
                December 5, 1997, provided by the Company to the Financial
                Advisor filed as Exhibit 99(b)(36) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(37)       Articles of Incorporation of Independent Research Agency for
                Life Insurance, Inc., as amended, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(37) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(38)       Bylaws of Independent Research Agency for Life Insurance,
                Inc., as amended December 5, 1996, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(38) to Amendment
                No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(39)       Internal Financial Information of USPA&IRA, from 1992 through
                1997, provided by the Company to the Financial Advisor filed as Exhibit 99(b)(39) to Amendment No. 2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(40)       Independent Research Agency for Life Insurance, Inc. Class B
                Stock Appreciation Schedule, from Fiscal Year 1990 Through
                Fiscal Year 1997, provided by the Company to the Financial
                Advisor filed as Exhibit 99(b)(40) to Amendment No. 2 to the
                Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.



99(b)(41)       Market and Industry Data, provided by the Company to the
                Financial Advisor filed as Exhibit 99(b)(41) to Amendment No.
                2 to the Schedule 13E-3 filed on September 8, 1998, and incorporated by reference herein.


99(c)(1) Agreement and Plan of Merger, dated as of July 1, 1998, as amended and restated as of October 30, 1998, between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation, included as Annex A in the Proxy Statement is hereby incorporated by reference.


99(c)(2) Form of Shareholders' Agreement to be entered into among Surviving Corporation Shareholders and Surviving Corporation filed as Exhibit 99(c)(2) to the Schedule 13E-3 filed on July 6, 1998, and incorporated by reference herein.

99(c)(3) Form of Articles of Incorporation of the Surviving Corporation, as proposed to be amended, included as Annex E to the Proxy Statement is hereby incorporated by reference.

99(c)(4) Form of Bylaws of the Surviving Corporation, as proposed to be amended, included as Annex E to the Proxy Statement is hereby incorporated by reference.

99(c)(5) Compromise Settlement Agreement and Mutual Release, dated November 16, 1998, by and among Independent Research Agency for Life Insurance, Inc., Carroll H. Payne II, Freda J. Payne, Naomi K. Payne and Debra S. Payne



99(c)(6) Deferred Payment Agreement, dated November 16, 1998, by and among Independent Research Agency for Life Insurance, Inc., First Command Financial Corporation and Debra S. Payne.



99(d)(1) Definitive copy of Letter to Shareholders, Notice of Special Meeting of Shareholders, Proxy Statement, Form of Proxy and Form of Election, dated October 30, 1998, for the Special Meeting of Shareholders to be held on November 23, 1998 is hereby incorporated by reference filed as Exhibit 99(d) to Amendment No. 4 to the Schedule 13E-3 filed on October 30, 1998, and incorporated by reference herein.



99(d)(2)        Supplement to Definitive Proxy Statement, dated November 17,
                1998.


99(e) Articles 5.11 through 5.13 from the Texas Business Corporation Act Relating to Rights of Dissenting Shareholders included as Annex C in the Proxy Statement is hereby incorporated by reference.

99(f)           None.


99.1 Ground Lease, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.1 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.2 Memorandum of Ground Lease, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.2 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.3            Lease Agreement, dated June 1, 1998, by and between
                Independent Research Agency for Life Insurance, Inc. and
                First Command Financial Corporation filed as Exhibit 99.3 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.4 Management Agreement, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.4 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.5 Administration Agreement, dated June 1, 1998, by and between Independent Research Agency for Life Insurance, Inc. and First Command Financial Corporation filed as Exhibit 99.5 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.6 Line of Credit Agreement, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.6 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.7 Promissory Note, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.7 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.

99.8 Deed of Trust, Security Agreement and Assignment of Rents and Leases, dated June 1, 1998, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.8 to Amendment No.
                1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein

99.9 Uniform Commercial Code - Financing Statement, by and between First Command Financial Corporation and Independent Research Agency for Life Insurance, Inc. filed as Exhibit 99.9 to Amendment No. 1 to the Schedule 13E-3 filed on August 26, 1998, and incorporated by reference herein.